Exhibit 99.1

Company and industry summary

Unless the context indicates or otherwise requires, the terms “Norcraft,” “our company,” “the company,” “we,” “us” and “our” refer to Norcraft Companies, L.P. and its consolidated subsidiaries. Norcraft Companies, L.P. is a wholly-owned subsidiary of Norcraft Intermediate Holdings, L.P., which is in turn held entirely by Norcraft Holdings, L.P., known as Holdings. Norcraft GP, L.L.C. is the general partner of both Norcraft and Holdings. Norcraft GP, L.L.C. does not hold any equity interest in Norcraft or Holdings, but, as a general partner of each entity, it controls both entities.

The financial data for the twelve months ended September 30, 2009 were derived by adding our financial data for the year ended December 31, 2008 to our financial data for the nine months ended September 30, 2009 and subtracting our financial data for the nine months ended September 30, 2008.

OUR COMPANY

We are a leader in manufacturing, assembling and finishing kitchen and bathroom cabinetry in the U.S. We provide our customers with a single source for a broad range of high-quality cabinetry, including stock, semi-custom and custom cabinets manufactured in both framed and frameless, or full access, construction. We market our products through six brands: Mid Continent Cabinetry, Norcraft Cabinetry, UltraCraft, StarMark, Fieldstone and Brookwood. With the exception of Norcraft Cabinetry, each of these brands represents a distinct line of cabinetry and has been in operation for over 20 years, with Mid Continent, our original brand, having been established in 1966. In 2008, our Winnipeg, Canada facility completed the transition to the production of cabinets for sale into the Canadian market under the Norcraft Canada brand. We believe each brand is well recognized and highly respected throughout the industry for its attractive style, flexibility, quality and value. For the twelve-month period ended September 30, 2009, we generated net sales of $253.6 million and Adjusted EBITDA of $35.4 million. For a reconciliation of Adjusted EBITDA to net income, please see the “—Summary historical condensed consolidated financial information.”

We are a single source provider of one of the most comprehensive product offerings in the industry, with national brands across a broad range of price points, styles, materials and customization levels. Our product offering was developed through both strategic acquisitions and internal development. We continuously enhance existing products and add new products to support our brands and meet the changing demands of our customers. We believe our multi brand strategy, and the resultant differentiated products across various price points, provides us with a competitive advantage. UltraCraft is our semi-custom full access cabinet line. StarMark and Brookwood are our semi-custom framed cabinet lines. Fieldstone is our high-end semi-custom and custom framed cabinet line. Finally, Mid Continent Cabinetry and Norcraft Cabinetry comprise our stock and semi-custom framed cabinet lines. Through these brands, we currently offer more than 182,000 door and finish combinations for wood, thermofoil, high-pressure laminate and melamine cabinets ranging in average price from $100 to $500 per cabinet. With this broad range of cabinetry products, we are able to compete successfully in multiple segments of the market. We believe that during the twelve months ended September 30, 2009, approximately 56% of our net sales were to the home repair and remodeling market and approximately 44% were to the new construction market.

We sell our products primarily to kitchen and bathroom cabinetry dealers. For the twelve months ended September 30, 2009, kitchen and bathroom cabinetry dealers accounted for 67% of our net sales, wholesale retailers, or wholetailers, accounted for 7%, catalog stores accounted for 15% and home builders accounted for 11% of net sales. We believe our focus on kitchen and cabinetry dealers enhances our ability to sell our custom and semi-custom cabinet offering. We have an extensive network of over 2,100 active customers and 121 internal and independent sales representatives (of which 23 sell for more than one division). We have national distribution capabilities for all of our brands through six manufacturing facilities, three service and distribution centers, four warehouses and three retail locations strategically located throughout the U.S.

INDUSTRY OVERVIEW AND TRENDS

The U.S. cabinet industry is large and fragmented, with numerous cabinet manufacturers competing for an estimated $14.3 billion in sales in 2008. Shipments increased from $12.5 billion in 2002 to $17.0 billion in 2007, a compound annual growth rate of 6.3%. Catalina Research estimates that shipments will decline to $12.4 billion in 2009 before recovering to $17.6 billion in 2014.

Demand for cabinets is driven by a number of factors that generally influence repair and remodeling spending and new housing starts and by secular trends influencing kitchen and bath design. Primary drivers of repair and remodeling spending and new housing starts include consumer confidence, availability of credit, existing home sales, demographic trends, and economic cycles.

Repair and remodeling.    Because the related projects are often less discretionary, repair and remodeling spending has historically been less cyclical than spending driven by new home construction. Global Insight projects that total annual expenditures for residential improvements will increase from an estimated $120 billion in 2008 to $165 billion in 2013, representing a 6.6% compound annual growth rate. Primary drivers for repair and remodeling spending will continue to be (i) growth in household formation, (ii) favorable demographics, (iii) aging of the housing stock, and (iv) existing home sales.

Growth in household formation.    Household formation has been shown to be a significant driver of both new housing starts and repair and remodeling spending. New household formation is driven by population growth as well as various social and economic factors. The Joint Center for Housing Studies of Harvard University (JCHS) forecasts annual household formation to be between 1.25 million and 1.48 million households per year from 2010 through 2020. This analysis is based largely on the U.S. Census Bureau population projection that annual net immigration will increase from 1.1 million in 2005 to 1.5 million by 2020. The JCHS estimates immigrant homeowners increased their spending on home improvements from $10.9 billion in 2001 to $23.4 billion in 2007, a 13.6% compounded annual growth rate.

Favorable demographics.    We believe the 45 years or above age group is the largest demographic market for repair and remodeling spending. According to the U.S. Census Bureau, this group as a percentage of the total U.S. population will have increased from 31% in 1990 to 39% by 2010.

Aging of the housing stock.    We believe the aging housing stock trend will continue to drive demand for residential repair and remodeling projects as older houses tend to require more maintenance. According to the U.S. Census Bureau, the median home age increased from 23 years in 1985 to 34 years in 2007.

Existing home sales.    According to a study by the National Association of Home Builders, during the first two years following the purchase of a single-family detached home, an average buyer spends $7,400 more on home improvements than a similar home owner who does not move.

Since 2006, sales of existing single-family homes have decreased and the inventory of homes available for sale has increased substantially. According to the National Association of Home Builders, seasonally adjusted existing home sales reached a bottom of 4.5 million in January 2009. For October 2009, seasonally adjusted existing home sales were 6.1 million, the highest level since February 2007 and a 35.9% increase over January 2009.

New home construction is the second primary cyclical driver for cabinet demand. New home construction has experienced an unprecedented decline in the past three years. According to the U.S. Census Bureau, housing starts decreased to a seasonally adjusted annual rate of 479,000 in April 2009, the lowest level in 50 years. However, the seasonally adjusted annual rate of housing starts was 529,000 in October 2009, and housing starts are forecasted to improve to 888,000 in 2011, based on an average of the projections from the National Association of Home Builders, the Portland Cement Association and the Mortgage Bankers Association, representing a 30% compound annual growth rate. According to the U.S. Census Bureau, total annual housing starts have averaged 1.6 million since 1970.

Design trends.    The growth in cabinet shipments has been greatly influenced by increased demand for larger kitchens and more bathrooms per home. Responding to demographic shifts and customer preferences, the median single-family home size has increased 44% from 1,590 square feet in 1985 to 2,224 square feet in 2008. Whereas older homes placed less emphasis on the kitchen relative to the design and features of other common areas, current customer preferences include larger kitchens with design-oriented features reflecting the kitchen’s new role as the central gathering place within the home.

The cabinet industry is highly fragmented. We believe there are over 5,000 cabinet manufacturers, the majority of which operate locally with fewer than 50 employees, and only four competitors having in excess of $150 million in annual sales in 2008. We believe this fragmentation provides a significant opportunity for larger manufacturers to gain market share by providing superior customer service and offering products on a national scale across a broad range of price points, styles, materials and customization levels.

The U.S. market for cabinets is comprised of three major price points: stock, semi-custom and custom. As of 2007, the largest segment, stock cabinetry, represented an estimated 59% of the market. Stock cabinetry is the lowest cost alternative and characterized as made-to-order with the fewest set of options, which generally are limited to standard manufacturing guidelines. In contrast to stock cabinets, semi-custom products are made-to-order from a broader set of options. Semi-custom cabinetry is higher-priced and represented an estimated 22% of the market. Custom represents the highest price point and accounted for an estimated 19% of the market. Custom cabinets are made-to-order, with a wide variety of materials, finishes and options.

Cabinet products generally are distributed through four main channels: dealers, home centers, wholetailers and direct to home builders. Dealers and wholetailers are two highly fragmented channels with, we believe, more than 10,000 combined estimated outlets. Dominated by “big box” retailers such as The Home Depot and Lowe’s, the home center channel is less fragmented and typically serves the do-it-yourself, remodeling and contractor markets and generally has limited resources available to service customers. The home builder channel is also highly fragmented, with more than 5,000 builders.

OUR COMPETITIVE STRENGTHS

We believe our extensive national dealer network, broad product offering supported by new product introductions, diverse revenue base, low-cost and strategically located operations, increased operating leverage driven by disciplined cost reduction, and a strong and incentivized management team will allow us to continue to grow our net sales, increase market share and increase profitability.

Extensive national dealer network.    We believe our market position is enhanced by our strategy of primarily selling through an extensive national network of over 1,900 dealers, wholetailers and catalog stores. According to Freedonia Focus, the dealer, wholetailer and other (including catalog stores) channels accounted for over 60% of U.S. cabinet industry sales in 2007. These channels accounted for approximately 89% of our net sales during the twelve months ended September 30, 2009. We have focused on dealers over home centers as a distribution channel for our products because dealers are focused more on customer service and product quality rather than on price. We believe the focus on customer service and facilitated sales in the dealer channel is conducive to the selling of more customized and higher priced products such as ours. As a result, our profitability through the dealer channel is greater than our profitability through the homebuilder channel. Furthermore, our focus on the dealer distribution channel is expected to continue to benefit us as this channel has increased its relative market share of the cabinetry market. We believe we have developed strong relationships with our dealers through our superior customer service, accurate and timely deliveries, quality products and competitive pricing. We believe the strong relationships we have with our dealers are a competitive advantage: dealers play an important role in educating the consumer about the benefits of the various cabinetry options, and as a result, they often influence the consumer’s decision at the point-of-sale.

Broad product offering supported by new product introductions.    We offer a distinct and deep selection of cabinetry for all segments of the market. Our broad product offering includes framed and full access product lines and cabinetry for the stock, semi-custom and custom markets. Cabinet dealers typically carry products at a variety of price points, styles, materials and customization levels. By providing a range of products in each category, we are well positioned to meet the all of the cabinetry needs of our dealers. We further seek to differentiate and support our existing product platform by consistently offering new products within each of our brands. These new product introductions seek to address changes in consumer preferences or enhance our existing product offering. Most of our new product introductions involve new components, door styles or finishes to existing product lines and are not major changes to the structure of the cabinets or our manufacturing process. These variations provide our dealers with the opportunity to update their offerings to their customers.

Diverse revenue base.    We have a diverse revenue base given our broad network of over 1,900 dealers, wholetailers and home builders. Our net sales are distributed throughout the U.S. as well as Canada, with no geographic quadrant accounting for more than 37% of sales for the twelve months ended September 30, 2009. Our products are sold in the repair and remodeling and new home construction markets. We believe these end markets exhibit different, often counterbalancing, demand characteristics which, when combined with our geographically balanced sales, provide a greater ability to sustain our financial performance through broader fluctuations of the U.S. and Canadian economy.

Low-cost, strategically located operations.    We operate six strategically located manufacturing facilities in the U.S. and Canada, which allows us to offer national distribution. Our largest facility in Newton, Kansas is vertically integrated, enabling it to fully assemble cabinet doors, as well as perform machining, assembly and finishing operations for oak and other wood species. With a focus on low cost sourcing, we have purchased approximately 26% of our raw materials from countries with lower costs than the U.S. for the nine months ended September 30, 2009. Additionally, our products are generally made to order and not to stock and accordingly, enable us to maintain relatively low levels of working capital and finished goods inventory.

Increased operating leverage driven by disciplined cost reductions.    Beginning in 2006, we began to reduce our cost base in anticipation of a market slowdown. Since initiating these efforts, we have reduced headcount by approximately 48% relative to our 2006 peak, realized procurement savings, reduced shifts, and implemented working capital management initiatives. We estimate the cost saving initiatives we have implemented will have resulted in net savings of approximately $17.9 million by the end of

2009 and $18.8 million by the end of 2010. We believe that as the residential housing market rebounds and volumes increase, these cost reductions will improve our operating leverage and strengthen our competitive positioning.

Strong and incentivized management team with proven execution capabilities.    We have attracted and retained a strong senior executive team supported by a team of experienced and accomplished functional managers. Our senior management team has an average of 22 years experience in the building products industry. Our management team has demonstrated strong operating capabilities through the execution of our business strategy as well as the successful integration of our strategic acquisitions. Members of our senior management team hold, or have rights to receive upon certain corporate events, approximately 20% of our outstanding limited partnership units on a fully-diluted basis.

OUR STRATEGY

Our financial and operational success has been driven by a focus on our network of dealers and wholetailers and providing accurate, timely deliveries of high quality products at competitive prices, supported by strong customer service. We will continue to seek to increase market share and improve margins through the principal strategies outlined below.

Drive incremental sales growth.    We believe that several opportunities exist to grow our net sales and continue to increase our market share:

Expand regional penetration.    While our net sales are relatively geographically balanced across the U.S., we have targeted specific geographic regions, such as Canada, the East Coast and the western U.S., where we believe we can cost effectively increase our market penetration. In pursuit of these initiatives, we converted our Lynchburg, Virginia facility, acquired in 2002 as part of our acquisition of StarMark, to a Mid Continent manufacturing facility. This conversion significantly enhanced access to East Coast markets for our Mid Continent products. Prior to Lynchburg’s conversion, all Mid Continent cabinets were manufactured in the Midwest and shipped to the East Coast, making its products less competitive on the East Coast in terms of lead-time and overall cost. In addition, in June 2007, we began transitioning our Winnipeg, Canada plant from a component manufacturer providing door and frame parts for the Mid Continent division to the complete cabinet line production under the Norcraft Canada division. This plant conversion was completed in March 2008 and has enabled the company to generate incremental sales through both product expansion and sales territory growth.

Continued new product introductions.    Our organic growth has been driven by our frequent and successful new product introductions and, more typically, by introducing new components, door styles or finishes to existing product lines. These initiatives generate new sales with dealers who seek to update their product offerings. Furthermore, we have streamlined our product development cycle and significantly improved our time to market for such products, providing us with a greater opportunity to increase sales at each of our brands. We believe we will be able to continue to deliver new product introductions each year to support further organic growth.

Continue strong operational performance to support sales growth.    Our high quality products, low warranty expense and sustained record of on-time and complete deliveries support future sales growth in an industry where consistent high service levels are a competitive advantage. We believe our operational performance is a key factor in our continued strong margins. Warranty expense rates have remained at a consistently low level and our on-time product delivery and completed order performance have also remained at consistently high levels. We believe these consistently high service levels have helped us develop strong relationships with our customers. We believe these relationships provide us a distinct competitive advantage as our customers often influence the consumer’s decision at the point-of-sale, given that consumers are generally not familiar with a specific brand or style of cabinetry prior to their interaction with a dealer.

Grow our customer base.    We intend to continue adding new customers to our network and to expand our sales to our existing base of 2,100 active customers, including more than 1,900 dealers, wholetailers and home builders. The dealer channel is highly fragmented with what we estimate are approximately 10,000 dealers in the U.S. and Canada. We believe attracting additional dealers to our network represents a substantial opportunity for growth. We believe our strategy of focusing on selling through dealers and avoiding the conflicts that arise by selling extensively to home centers places us in a strong position with our customer base when compared to our competitors. In addition, our four core brands, with distinct product offerings in all segments of the market, allow us to easily manage our brand positioning and be highly responsive to our customers. These strengths should benefit our efforts to increase our market share at existing dealers and add new dealers in targeted regions. We also continually monitor the sales volume and credit worthiness of our dealers to further enhance our network and we aim to maximize the sales potential of our customers by providing frequent dealer training, extensive product literature and attractive displays.

Target margin enhancement.    We have maintained what we believe to be relatively stable profit margins compared to our peers in a challenging operating environment. We have been able to achieve this by introducing new products, focusing on continued improvement in operating metrics and efficiencies, and leveraging our scale to drive purchasing and operating expense savings. We have implemented various cost savings initiatives that will have resulted in net savings of approximately $17.9 million by the end of 2009 and $18.8 million by the end of 2010. Additionally, we are currently operating at capacity utilization of approximately 50%; as the economy rebounds, and demand for cabinetry returns to more normalized levels, we expect to generate significant operating leverage as capacity utilization increases.

OUR HISTORY

We were founded as Marshall Millworks, Inc. in 1966 as a single millwork manufacturing facility located in Marshall, Minnesota. For the next 32 years, Marshall Millworks sold its products under the Mid Continent brand and grew organically, adding capacity as needed to support growth. Marshall Millworks subsequently changed its name to Norcraft Companies, Inc. and, in 1998, Norcraft Companies, L.L.C. was formed and acquired the operating business of Norcraft Companies, Inc. In June 2000, we acquired the assets of The UltraCraft Company, located in Liberty, North Carolina, in order to expand our product offering and customer base through the addition of a semi-custom full access cabinetry line. To further expand the breadth of our product offering, market presence and manufacturing capabilities, we acquired the StarMark and Fieldstone brands with the acquisition of the assets of StarMark, Inc., located in Sioux Falls, South Dakota, in March 2002.

On October 21, 2003, Norcraft Holdings, L.P., a new entity formed at the direction of SKM Equity Fund III, L.P., Trimaran Fund II, L.L.C. and Mark Buller and his relatives, acquired 100% of the outstanding membership units of Norcraft Companies, L.L.C. from the then-existing unitholders. Norcraft Companies, L.L.C. converted to a Delaware limited partnership and is now Norcraft Companies, L.P.

An investor group led by SKM Equity Fund III, L.P. and Trimaran Fund II, L.L.C. contributed an aggregate of $113.9 million in cash to Norcraft Holdings, L.P. in return for limited partnership units. Mark Buller and his relatives, directly and indirectly, contributed an aggregate of $15.5 million to Norcraft Holdings, L.P. in return for limited partnership units, which $15.5 million investment consisted of approximately $12.5 million in cash and the contribution of 100% of the outstanding equity interests of Norcraft Canada Corporation, a Nova Scotia unlimited liability company, which is the owner of a new manufacturing facility in Winnipeg, Canada. Norcraft Canada Corporation became a wholly-owned subsidiary of Norcraft Companies, L.P. In addition, the members of our senior management team exchanged a majority of their membership units in Norcraft Companies, L.L.C. for limited partnership units of Norcraft Holdings, L.P. and further, forwent cash bonuses relating to the Acquisition payable after the closing in consideration for the right to receive additional limited partnership units of Norcraft Holdings, L.P. in the future.

The general partner of Norcraft Companies, L.P. and Norcraft Holdings, L.P. is Norcraft GP, L.L.C., a Delaware limited liability company whose members are investors controlled by SKM Equity Fund III, Trimaran Fund II, L.L.C. and Mark Buller and his relatives.

Summary historical condensed consolidated financial information

The summary historical financial data presented below under the captions “Statement of Operations Data” and “Balance Sheet Data” for, and as of the end of, each of the years in the three-year period ended December 31, 2008, are derived from our audited financial statements, which are included elsewhere in this offering memorandum, except for the “Balance Sheet Data” as of the year ended December 31, 2006, which have been derived from our audited financial statements that are not included in this offering memorandum.

The summary data presented below under the captions “Statement of Operations Data” and “Balance Sheet Data” for the nine-month periods ended September 30, 2008 and September 30, 2009, and as of September 30, 2008 and September 30, 2009 are derived from our unaudited financial statements included elsewhere in this offering memorandum. The results of operations for the nine-month periods presented below are not necessarily indicative of the results for the full fiscal year.

The financial data for the twelve months ended September 30, 2009 were derived by adding our financial data for the year ended December 31, 2008 to our financial data for the nine months ended September 30, 2009 and subtracting our financial data for the nine months ended September 30, 2008. The financial data presented herein is qualified in its entirety by the more detailed information appearing in our financial statements and related notes included elsewhere in this offering memorandum and “Management’s discussion and analysis of financial condition and results of operations” and other financial information included elsewhere in this offering memorandum.

	Year Ended December 31,			Nine months ended September 30,		Twelve months ended Sept. 30, 2009
(in thousands)	2006	2007	2008	2008	2009
				(unaudited)		(unaudited)
Statement of Operations data:
Net sales	$440,478	$394,042	$331,548	$264,869	$186,877	$253,556
Cost of sales	300,764	263,500	234,427	186,732	133,155	180,850

Gross profit	139,714	130,542	97,121	78,137	53,722	72,706
Selling, general and administrative expense	75,919	76,012	64,789	49,254	37,105	52,640
Impairment of goodwill and other intangible assets(1)	—	—	73,938	—	—	73,938

Income (loss) from operations	63,795	54,530	(41,606)	28,883	16,617	(53,872)
Interest expense, net	13,370	13,104	13,341	9,949	10,319	13,711
Amortization of deferred financing costs	1,108	1,111	1,063	797	1,402	1,668
Other, net	150	200	151	123	96	124

Total other expense	14,628	14,415	14,555	10,869	11,817	15,503

Net income (loss)	$49,167	$40,115	$(56,161)	$18,014	$4,800	$(69,375)

Cash flow data:
Net cash provided by (used in):
Operating activities	$70,565	$63,322	$42,601	$37,145	$22,184	$27,640
Investing activities	(12,700)	(14,197)	(7,068)	(5,798)	(4,653)	(5,923)
Financing activities	(54,720)	(24,658)	(4,621)	(4,611)	(21,855)	(21,865)

Other financial data:
EBITDA(2)	$78,476	$71,113	$(23,754)	$42,136	$28,437	$(37,453)
Adjusted EBITDA(3)	78,476	70,671	50,184	42,136	27,332	35,380
Adjusted EBITDA margin(4)	17.8%	17.9%	15.1%	15.9%	14.6%	14.0%
Capital expenditures	6,659	6,945	3,047	2,421	1,810	2,436
Capitalized display expenditures	6,138	7,774	4,091	3,382	2,852	3,561

	December 31,			September 30,
(in thousands)	2006	2007	2008	2008	2009
				(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$4,038	$28,409	$59,406	$55,119	$55,108
Restricted cash(5)	—	—	—	—	5,618
Working capital(6)	29,721	25,284	20,043	24,194	25,384
Total assets	366,250	380,844	313,249	396,070	304,871
Total long term debt	150,000	148,000	148,000	148,000	148,000
Members’ equity	184,121	202,326	141,669	215,858	130,520

(1)	During the fourth quarter of 2008, our actual earnings and expected future earnings decreased to a level that required us to perform additional analysis in accordance with guidance from the Financial Accounting Standards Board (“FASB”). This guidance required us to quantify the amount of impairment of goodwill and brand names. This analysis resulted in a total impairment charge of $73.9 million, of which, $60.0 million was attributable to goodwill and $13.9 million was attributable to brand names.
(2)	EBITDA represents net income before (i) interest expense, net, (ii) depreciation, (iii) deferred finance cost amortization, (iv) customer relationship amortization, (v) display amortization and (vi) state taxes. We have included information concerning EBITDA because we believe that EBITDA is generally accepted as providing useful information regarding a company’s ability to service and/or incur debt.
(3)	Adjusted EBITDA represents EBITDA adjusted for the items shown in the table below. Adjusted EBITDA is presented as additional information because we believe it is a useful financial indicator of our ability to service and incur indebtedness. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to net income, calculated in accordance with accounting principles generally accepted in the U.S. as a measure of performance, or to cash flows from operations calculated in accordance with accounting principles generally accepted in the U.S. as a measure of liquidity. The following table sets forth a reconciliation of EBITDA to net income and of Adjusted EBITDA to EBITDA:

	Year Ended December 31,			Nine months ended September 30,		Twelve months ended Sept. 30, 2009
(in thousands)	2006	2007	2008	2008	2009
				(unaudited)		(unaudited)
Net income	$49,167	$40,115	$(56,161)	$18,014	$4,800	$(69,375)
Interest expense, net	13,370	13,104	13,341	9,949	10,319	13,711
Depreciation	4,660	5,461	6,291	4,714	4,330	5,907
Amortization of deferred financing costs	1,108	1,111	1,063	797	1,402	1,668
Amortization of customer relationships	4,466	4,466	4,467	3,350	3,350	4,467
Display cabinet amortization	5,575	6,703	7,096	5,192	4,136	6,040
State taxes	130	153	149	120	100	129

EBITDA	$78,476	$71,113	$(23,754)	$42,136	$28,437	$(37,453)

Supplemental adjustments
Gain on insurance proceeds from fire in Newton, KS	—	(442)	—	—	—	—
Charge for impairment of goodwill and brand names	—	—	73,938	—	—	73,938
Gain on sales and use tax refund	—	—	—	—	(1,105)	(1,105)

Adjusted EBITDA	$78,476	$70,671	$50,184	$42,136	$27,332	$35,380

(4)	Represents Adjusted EBITDA divided by net sales.
(5)	Approximately $5.6 million of cash has restricted availability because it is used to collateralize approximately $5.4 million in outstanding letters of credit. Following the execution of our new asset-based revolving credit facility, such letters of credit are expected to be issued under our new asset-based revolving credit facility, at which time the cash will no longer be restricted.
(6)	Computed as total current assets (excluding cash and cash equivalents) less total current liabilities (excluding current portion of long-term debt, accrued interest and accrued tax distributions to our equity holders).